Exhibit 10.2

English Courtesy Translation

GENENTA SCIENCE S.P.A.

Registered office in Milan, Via Olgettina 58
Companies’ Register of Milan, Monza-Brianza, Lodi No. 08738490963
www.genenta.com

REGULATION OF THE

MANDATORY CONVERTIBLE BOND LOAN

DENOMINATED

“MANDATORY CONVERTIBLE LOAN GENENTA 2025-2028”

- Issued on March 19th, 2025 following the resolution of the Board of Directors of

Genenta Science S.p.A. of 26 February 2025

REGULATION OF THE MANDATORY CONVERTIBLE BOND LOAN

DENOMINATED

“MANDATORY CONVERTIBLE LOAN GENENTA 2025-2028”

1.	Amount, Securities and Issue Price

Pursuant to the Subscription Agreement entered into between Genenta Science S.p.A. (“Genenta”, the “Issuer” or the “Company”), as the issuer, and the Investor (as defined below) on March 12th, 2025 (the “Subscription Agreement”), these regulations (hereinafter, the “Regulations”), summarise the essential terms and conditions of the mandatory convertible bond loan denominated “MANDATORY CONVERTIBLE LOAN GENENTA 2025-2028”, with an aggregate nominal value of Euro 20.000,000.00 (the “MCL”), consisting of a total of no. 2.000.00 bonds, ISIN code: IT0005641185 (the “Mandatory Convertible Bonds”) with a nominal value equal to Euro 10,000.00 each (the “Nominal Value”), to be issued in two tranches by the Issuer reserved for subscription to the Investor, at an issue price per unit equal to Euro 10.000.00 equal to 100% of the Nominal Value (the “Issue Price”), which, subject as otherwise provided for in this regulation, will be automatically converted at the predetermined maturity date (or in advance in the cases provided for below) into newly issued ordinary shares of the Issuer (the “Compendium Shares”).

The resolution relating the issue of the Mandatory Convertible Bonds was adopted by the Board of Directors in exercise of the powers granted to the Board of Directors by the Genenta Shareholders’ Meeting on 20 May 2021 pursuant to Article 2420-ter of the Italian Civil Code. The issue of the Mandatory Convertible Bonds was resolved with the exclusion of the option right, since it was entirely reserved for the Investor. The resolution to issue the Mandatory Convertible Bonds provides for the issue of an initial tranche in the amount of Euro 7,500,000.00, which will be subscribed by the Investor on today’s date (the “First Tranche Issue Date”) and the issue of a subsequent tranche in the amount of Euro 12,500.000.00 to be subscribed for by the Investor upon achievement, within 19 September 2026, of the following result milestone: (i) the achievement of safety and tolerability on the phase 1 clinical trial referred to in the Project, as defined herein, which is considered to have been achieved following verification and certification by the Scientific Advisor and (ii) approval by AIFA of the phase 2 clinical trial referred to in the Project (the “Second Tranche Issue Date” and, together with the First Tranche Issue Date, the “Issue Date”).

The Mandatory Convertible Bonds will be issued into the Monte Titoli S.p.A. centralized management system in dematerialised form pursuant to Legislative Decree No. 58 of 24 February 1998, as amended. The Issuer will keep, for the entire duration of the Mandatory Convertible Bonds, a register in which the names and details of the holders of the Bonds as well as the related transfers and conversions will be entered and recorded.

The Mandatory Convertible Bonds are registered and are not divisible; on request and against reimbursement of expenses, they may be converted into bearer bonds and vice versa.

The delivery of the Mandatory Convertible Bonds will take place by making them available to the Investor by the 10th (tenth) Business Day following the Issue Date.

2.	Definitions

In addition to the terms and expressions defined in the epigraph and in other Articles, for the purposes of this Regulation the terms and expressions herein contained with capital letters shall have the meaning hereinafter assigned to them (it being understood that terms defined in the singular shall have the corresponding meaning in the plural and vice versa):

“ADS”	means the American Depositary Shares representing the ordinary shares of the “Issuer” and listed on the Nasdaq Capital Market

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“Advance Conversion Price”	has the meaning set out in Article 11

“Anti-Mafia Code”	means the Legislative Decree No. 159/2011 as amended.

“Bondholder”	indicates each holder of the Mandatory Convertible Bonds

“Business Day”	indicates a day (other than a Saturday or Sunday) that is a TARGET Day

“Cash Consideration”	means the product of the number of shares not delivered and the Conversion Price referred to in Section 8.3 of the Regulation. The Issuer will notify the Bondholder of its intention to settle in cash the obligation to supplement the number of Comoendium Shares to be delivered in the event of conversion following an adjustment of the Conversion Ratio.

“Change of Control”

indicates:

(a) any person or group of persons acting in concert and not currently controlling the Issuer who acquires (directly or indirectly) more than fifty per cent (50%) of the Issuer’s issued share capital with voting rights

(b) a takeover bid and/or exchange offer is launched on all of the Company’s outstanding ordinary shares and ADSs.

“Compendium Shares”	means the ordinary shares servicing the conversion of the Mandatory Convertible Bonds arising from the Service Increase

“Conversions”	means the conversions that took place on the Conversion Date

“Conversion and Calculation Agent”	has the meaning set out in Article 13.

“Conversion Date”	means, as the case may be, the Maturity Date or the Early Conversion Date

“Conversion Price”	has the meaning set out in Article 11

“Conversion Ratio”	has the meaning set out in Article 12

“Corporate Crisis and Insolvency Code”	indicates Legislative Decree no. 14/2019 as amended

“Date of Issue”	has the meaning set out in Article 1

“Decree 231”	indicates Legislative Decree No. 231 of 8 June 2001, as amended

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“Early Conversion Date”	has the meaning set out in Article 8

“Expiry Date”	indicates the date falling 3 years after the First Tranche Issue Date, that is March 19, 2028

“Fair Market Value”	means the market value of the ordinary shares of the Company to be determined by the Financial Advisor, on the basis of the most updated available economic-financial data, according to criteria used internationally for the valuation of companies comparable to the Company and in particular the criteria of the so-called “Free Cash Flow Method” and “Venture Capital Method” and in any case in compliance with the provisions of Article 2441, paragraph 6, of the Italian Civil Code

“Financial Advisor”	indicates an auditing firm or investment bank, in any case independent and of primary standing, with adequate and proven professionalism, identified by the Investor at his absolute and unquestionable discretion, in accordance with the criteria and procedures regarding transparency applicable to the Investor

“Financial Advisor Determination”	has the meaning set out in Article 15

“Genenta” or the “Issuer” or the “Company”	has the meaning set out in Article 1

“Investor”	Fondazione Enea Tech e Biomedical, with registered office in Rome, Via Po n. 12, tax code 96469190589

“Investment Round”	indicates any further investment transactions in the Issuer’s share capital, to be carried out (i) through the issue of one or more further paid-in share capital increases (regardless of the exercise of the option right pursuant to Article 2441 of the Italian Civil Code), possibly in divisible form and also in several tranches for a total aggregate issue price, including share premium, equal to Euro 50,000.000.00, regardless of the par value of the newly issued Shares, already resolved or to be resolved by the shareholders’ meeting of the Issuer (also by granting of specific powers to the board of directors), aimed at the subscription and release by the Issuer’s current Shareholders or third parties of one or more further capital increases of the Issuer functional to the Issuer’s development or (ii) by issuing additional bonds convertible into Shares, warrants on the Shares or other similar instruments offered for subscription to the Issuer’s shareholders or to third parties (regardless of the exercise of the option right pursuant to Article 2441 of the Italian Civil Code) for a total aggregate amount of Euro 50.000.000,00.

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“Issue Price”	has the meaning set out in Article 1

“Mandate”	has the meaning set out in Article 16

“Mandatory Convertible Bond”	has the meaning set out in Article 1

“Model 231”	indicates the Organisational, Management and Control Model of the Company and/or the Investor (as the case may be) from time to time adopted pursuant to Decree 231

“Ordinary Conversion Price”	has the meaning set out in Article 11

“Plan”	indicates the operating plan for the implementation of the activities relating to the Project, which also includes the economic and financial plan associated with the Project (indicating the expenses and resources to be invested from time to time in the Project) approved by the Board of Directors of the Company on 26 February 2025.

“Project”	indicates the project on research and creation of new therapeutic products for the prevention and treatment of oncological pathologies and, in particular, for the development of Temferon cell and gene therapy for the clinical indication of renal cancer in a phase 1 and phase 2 clinical trial in the so-called Renal Cell Cancer Trial by using gene-based cytokine delivery to activate the immune system within the tumor.

“Project Committee”	means the Project’s control committee composed of four (4) members of which: (i) two appointed by designation of the Investor, one of whom shall act as Chairman of the committee and (ii) two appointed by designation of the Issuer in charge, pursuant to the Subscription Agreement, of carrying out review, consultation and advisory activities vis-à-vis the Issuer’s Board of Directors in relation to the Project.

“Reporting Document”	means the reporting document that the Issuer undertakes to provide to the Investor and the Project Committee on a quarterly basis in accordance with the structure set out in Schedule (PP) to the Subscription Agreement.

“Scientific Advisor”	means a company operating in the pharmacological scientific sector, a consultant or a university professor specialized in scientific subjects, in any case independent and of primary standing, with adequate and proven professionalism or a group of university professors and/or consultants specialized in scientific subjects, in any case independent and of primary standing, with adequate and proven professionalism, identified by the Investor at his absolute and unquestionable discretion, in accordance with the criteria and procedures regarding transparency applicable to the Investor from time to time

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“Securities Act”	has the meaning set out in Article 17

“Service Increase”	indicates the divisible capital increase to service the Mandatory Convertible Loan, up to the maximum total amount of Euro 20,000,000.00, on the basis of the resolution of the Issuer’s Board of Directors on 26 February 2025, pursuant to the powers granted by the Issuer’s Extraordinary Shareholders’ Meeting on 20 May 2021 pursuant to Article 2420-ter of the Italian Civil Code

“TARGET Day”	means a day on which the payment system called Trans-European Automated Real-time Gross Settlement Express Transfer 2 is operational for the settlement of payments in euro

3.	Currency of Issue of the Mandatory Convertible Bonds

The Mandatory Convertible Bonds are issued and denominated in Euro.

Unless otherwise provided for by applicable law, in the event that the Euro is no longer recognised by the central bank as the currency of Italy, any reference in this Regulation to the Euro and any obligations hereunder in Euro shall be understood as referring to the currency that will be recognised by the central bank as the currency of Italy (in the case of more than one currency, the one to be determined by the Issuer), at the conversion rate provided for by the law that will change the currency to be legal tender in Italy, rounded up or down as reasonably determined by the Issuer.

4.	Duration of MCL

The MCL will have a duration from the First Tranche Issue Date until the Maturity Date, except in the event that the enjoyment of the Mandatory Convertible Bonds ceases before the Maturity Date as a result of the provisions of this Regulation.

On the Maturity Date, the Mandatory Convertible Bonds will be automatically converted into Compendium Shares pursuant to the provisions of Article 7 below.

Except as expressly provided in this Regulation, there is no provision for early redemption by the Issuer.

5.	Interest and payments

From the Issue Date (inclusive) until the Maturity Date, the Mandatory Convertible Bonds, from time to time issued, bear interest at a fixed annual nominal rate calculated on the Nominal Value before withholding tax, to be paid in arrear in a lump sum on the Conversion Date and in any case no later than 5 (five) Business Days from the Conversion Date in accordance with the following provisions.

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There is no payment of interest through periodic coupons.

Interest accrued on the Mandatory Convertible Bonds will be paid, at the discretion of the Board of Directors of the Issuer and subject to the adoption of an appropriate resolution by it, alternatively:

(a)	by the allotment of as many Compenidum Shares, to be quantified according to the Conversion Ratio with the application of an annual interest rate equivalent to 6% calculated on the Nominal Value; or

(b)	in cash, with application of an annual interest rate equivalent to 4% calculated on the Nominal Value.

It is expressly understood between the Parties that:

(i)	in the event that at any time the interest rate (calculated in accordance with usury applicable regulations) results in a violation of usury regulations, the interest rate will be automatically reduced to the maximum rate permitted by such regulations, for as long as the application of the original interest rate would constitute a violation of such regulations;

(ii)	interest accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

Each Mandatory Convertible Bond will cease to bear interest from the Conversion Date.

The payment of principal, interest and other amounts due on the Mandatory Convertible Bonds will be subject to the tax and other laws and regulations applicable in the place of payment. No fees and expenses will be charged to the Bondholder in connection with such payments.

In the event that the date for payment of principal, interest and any other sums due on the Bonds does not fall on a Business Day, payment shall be made on the immediately following Business Day and the Bondholder shall not be entitled to receive any further interest or other sums as a result of such deferred payment.

The amounts due by the Issuer in respect of the Mandatory Convertible Bonds will be paid to the persons entitled thereto by crediting the bank account indicated by the Bondholder.

6.	Status and guarantees. Rating.

The Mandatory Convertible Bonds:

(a)	confer on the Bondholder a direct, unconditional and unsubordinated claim against the Issuer and shall at all times rank pari passu among themselves and with the Issuer’s present and future unsecured claims, except for claims that are preferential under statutory provisions; and

(b)	are not backed by any security, real or personal, granted by the Issuer or any third party.

No rating is to be attributed to the Issuer or to the Mandatory Convertible Bonds.

For the entire duration of the MCL, no set-off will be permitted between the debt arising from the MCL and any claims of the Issuer against the Bondholder.

7.	Mandatory Conversion on Conversion Dates

On the Maturity Date, the Mandatory Convertible Bonds will be redeemed by automatic conversion, pursuant to and for the purposes of Article 2420-bis of the Italian Civil Code, into Compendium Shares, according to the Conversion Ratio. The automatic conversion will take place according to the schedule, the terms and procedures indicated below.

On the Conversion Date, the Issuer will issue the Compendium Shares to be allotted in conversion – without any additional fees and expenses for the Bondholder – and will arrange for the centralization at Monte Titoli S.p.A. of the Compendium Shares, giving confirmation through Monte Titoli S.p.A. to the Intermediaries within the 5th Business Day following the Conversion Date. The Compendium Shares granted in conversion to the Bondholder will have the same dividend entitlement as that of the Issuer’s ordinary shares in issue on the Conversion Date and will bear the coupons in force on that date.

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8.	Early conversion

If, after the First Tranche Issue Date and before the Maturity Date:

(a)	A Change of Control takes place, the Maturity Date of the MCL shall automatically be accelerated to the date on which the Change of Control takes place, meaning the date on which such Change of Control is communicated to the market on the basis of the applicable regulations (the “Mandatory Early Conversion Date”); or

(b)	an Investment Round takes place, the Maturity Date of the MCL may be brought forward, at the option of the Bondholder, to the date on which the Investment Round is completed, meaning the date on which one or more portions of the capital increase relating to the Investment Round have been subscribed for and paid up resulting in the aggregate amount of Euro 50. 000,000.00 (the “Optional Early Conversion Date” and, together with the Mandatory Early Conversion Date, the “Early Conversion Date”).

In the above cases, the automatic conversion of the Mandatory Convertible Bonds into Compendium Shares shall take place on the Early Conversion Date, by making the Compendium Shares available to the Bondholder by virtue of the Conversion Ratio, all of the provisions of Article 11 in relation to the determination of the Conversion Price being applicable and the provisions of Article 17 remaining unaffected in relation to the transferability of the Mandatory Convertible Bonds and Compendium Shares.

9.	Default of the Issuer

Without prejudice to further and different remedies or actions, the Bondholder shall be entitled to request the early redemption of the Mandatory Convertible Bonds by demanding the payment of a cash amount equal to 100% (one hundred per cent) of the total amount thereof in the event that (i) until the date falling 18 (eighteen) months from the First Tranche Issue Date any of the events listed in (a) through (m) below occurs; or (ii) until the Maturity Date the event listed in (n) below occurs:

(a)	Breach of obligations

The breach by the Issuer of any of its obligations under this Regulation unless such breach can be remedied and is effectively remedied within 15 (fifteen) days from the earlier of (i) the date on which the Issuer became aware of the breach or (ii) the date on which the Investor notified the Issuer of the breach;

(b)	Breach of obligations under the Genenta’s Subscription and Investment Agreement

The Issuer’s breach of all of its obligations under Article 7.1 of the Subscription Agreement, including the Issuer’s breach of: (i) its obligations to comply with Decree 231 better specified in paragraph (n) below; (ii) to enter into and repeat in a protected venue pursuant to Article 2113 of the Italian Civil Code certain settlement agreements with certain employees of the Company, better identified under Article 7.1 (ii) of the Agreement; (ii) to complete an investment of up to a maximum amount of Euro 7,500,000.00 that the Issuer is obliged to make in accordance with the provisions of the Plan, using its own financial resources, in order to support and finance exclusively the costs and expenses directly related to the Project on the basis of the Plan and in accordance with what is set out therein, as provided for under article 7.1 (vi) of the Subscription Agreement; (iv) the reporting requirements set out in more detail in Paragraph (g) below.

(c)	Suspension of the Project

Any hypothesis of suspension and/or interruption by the Issuer of the activities relating to the Project due to violation of the Law or due to circumstances directly attributable to the Issuer other than any hypothesis of suspension and/or interruption ordered by entities or public authorities for circumstances directly attributable to the Issuer.

(d)	Enrolment event, manufacturing and collaboration with health facilities and alteration of phase 1 under the Plan

Any failure of the Issuer to comply with the provisions of the Plan in respect of any event, circumstance and/or activity:

1. aimed at the enrolment of patients recruited on the Italian territory in clinical trials other than those referred to in the Project, including, by way of example, any activity prodromal to recruitment, as well as related to the definition of inclusion and/or exclusion criteria, to the screening procedure and to the assessment of eligibility of said patients and to the informed consent procedure, which have not been previously approved by the Project Committee;

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2. aimed at involvement in the manufacturing activities related to the Project of a third party not operating in the Italian territory selected among companies operating in the biotechnology and gene therapy market not previously approved by the Investor;

3. related to the execution of cooperation relationships with health facilities in which to carry out the study relating to the Project that is a health facility under foreign law (excluding the Vatican State);

4. involving a substantial alteration of the object of the phase 1 trial of the Project in the renal cancer clinical indication.

(e)	Truthfulness of declarations

The untruthfulness in any material aspect to be understood as facts and circumstances potentially generating a liability in excess of Euro 4,000.000.00 of the statements made or repeated by the Issuer pursuant to Articles 1.1 (Capacity, Powers and Authorisations), 1.2 (Status of the Company), 1.3 (Capitalisation), 1.6 (Balance Sheet. Liabilities), 1.9 (Intellectual Property), 1.11 (Contracts), 1.13 (Related Party Transactions), 1.14 (Authorisations), 1.16 (Employment and Collaboration) of Schedule 12.1 to the Subscription Agreement unless the factual situation can be changed so as to remedy the untruthfulness and this is done within 20 (twenty) days from the earlier of (i) the date on which the Issuer became aware of the untruthfulness and (ii) the date on which the Investor notified the Issuer of the untruthfulness.

(f)	Activities

The Issuer ceases to carry on its business as currently carried on or enters into any transaction or event or series of related transactions and/or events involving the sale or other dispositive act of all or substantially all of the Issuer’s assets to a third party.

(g)	Reporting Document

The Issuer does not fulfil its obligation to provide the Investor and the Project Committee with the Reporting Document on a quarterly on the basis of the structure and for the purposes set out in Schedule (NN) to the Subscription Agreement.

(h)	Insolvency

The Issuer:

1.	becomes insolvent within the meaning of Article 2(1)(B) of the Corporate Crisis and Insolvency Code;

2.	makes transfers of assets to its creditors pursuant to Articles 1977 et seq. of the Civil Code (or equivalent provisions of law);

3.	admits its inability to pay its debts when they fall due;

4.	suspends without justification the execution of payments of all its debts or announces its intention to do so;

5.	due to actual economic and financial difficulties:

a.	enter into negotiations with creditors for the financing or rescheduling or consolidation, even partial, of its financial debt; or

b.	obtains a moratorium on its financial debt.

(i)	Insolvency proceedings - Liquidation

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With respect to the Issuer:

1. The convening of a meeting for the liquidation (or the request to go into liquidation) or the approval of such a resolution (including voluntary liquidation);

2. the commencement of negotiations, in writing, for a judicial or extrajudicial composition agreement, an assignment of assets to creditors in lieu of payment (cessio bonorum) or similar agreements with its creditors, other than the Bondholder;

3. The submission or notification by any person of a request to submit to any competitive procedure:

a.	which has not been objected to by the person entitled to do so within the legal terms;

b.	whose opposition, made pursuant to sub-paragraph a. above, has been rejected;

4. being subject to any bankruptcy or compulsory liquidation proceedings;

5. the preparation of debt restructuring plans within the meaning of Article166(3)(d) of the Corporate Crisis and Insolvency Code or debt restructuring agreements within the meaning of Article 56 of the Corporate Crisis and Insolvency Code; or

6. any other action or proceeding of an insolvency or non-contentious nature similar to those referred to in paragraphs (2) to (5) above is brought in any jurisdiction.

(j)	Delisting

The delisting of the Issuer’s ADSs;

(k)	Certification of financial statements

The company that certifies the Issuer’s consolidated financial statements as part of its auditing activities:

1.	Expresses an adverse opinion with substantial negative remarks;

2.	Issue a statement that it is impossible to express an opinion on the Issuer’s consolidated financial statements.

(l)	Cross-default

In connection with any financial indebtedness (in any event other than the MCL) the Issuer or any of its subsidiaries defaults on any payment obligations to credit institutions and/or lenders of the Issuer or any of its subsidiaries, for an amount, either individually or in the aggregate, in excess of Euro 1,000,000.00.

(m)	Material Adverse Change.

Any event, circumstance and/or fact occurring on or known to the Investor after the First Tranche Issue Date which may significantly affect (i) the Issuer’s operating, economic, capital and financial condition in relation to the continuation of the Project; and (ii) the Issuer’s ability to perform its obligations under this Regulation and the Subscription Agreement.

(n)	Decree 231

In relation to Decree 231, any breach by the Issuer and/or its directors and employees of the 231 Model and the Code of Ethics of the Company or of the Investor that leads to the existence of investigations, criminal proceedings, convictions (even if not final) or criminal sentences that have become irrevocable or sentences of application of the penalty at the request of the parties pursuant to art. 444 of the Code of Criminal Procedure or prohibitory precautionary measures for one of the predicate offences under Decree 231, or the application of the measure of judicial administration pursuant to Article 34 of the Anti-Mafia Code.

10.	Issuer’s undertakings

As long as there are Mandatory Convertible Bonds outstanding as unconverted and, in any event, until the Maturity Date, the Issuer undertakes:

(a)	to deliver to the Bondholder copies of its consolidated financial statements and half-yearly reports (it being understood that this obligation shall be deemed to have been fulfilled if the aforementioned accounting documents have been made publicly available on the Company’s website or on the EDGAR system of the U.S. Securities and Exchange Commission);

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(b)	to provide the Bondholder with the Reporting Document on a quarterly basis;

(c)	to provide the Bondholder within and no later than 10 (ten) Business Days from the time it becomes aware of it, with information regarding any situation or event that has a significant impact on the Project’s execution and on any scientific circumstance pertaining to it;

(d)	to comply with all disclosure requirements under applicable regulations for companies whose ADSs are listed on the Nasdaq Capital Market.

11.	Conversion Price

The conversion price (“Ordinary Conversion Price”) will be determined as follows:

(a)	55% of the Ordinary Conversion Price will be represented by the weighted average of the official prices of the ADSs recorded on the Nasdaq Capital Market during the 90 days preceding the Maturity Date;

(b)	45% of the Ordinary Conversion Price will be represented by the Fair Market Value of the ordinary shares of the Issuer as determined by the Financial Advisor.

A discount will be applied to the Ordinary Conversion Price:

(i)	equal to 6% of the Ordinary Conversion Price, if the Ordinary Conversion Price is equal to or greater than 50% of the weighted average of the official prices of the ADSs recorded on the Nasdaq Capital Market during the 90 days preceding the First Tranche Issue Date;

(ii)	equal to 3% of the Ordinary Conversion Price, if the Ordinary Conversion Price is lower - up to the extent of 50% (excluded) - than the weighted average of the official prices of the ADSs recorded on the Nasdaq Capital Market in the 90 days preceding the First Tranche Issue Date.

The Conversion Price will be calculated by the Conversion and Calculation Agent (as defined in Article 16 below) in accordance with and on the basis of the foregoing provisions.

In the event of early conversion, the conversion price (the “Early Conversion Price” and, together with the Ordinary Conversion Price, the “Conversion Price”) will be determined as follows:

(a)	in the event of a Change of Control:

(i)	55% of the Early Conversion Price will be represented by the weighted average of the official prices of the ADSs recorded on the Nasdaq Capital Market during the 90 days preceding the Mandatory Early Conversion Date;

(ii)	45% of the Early Conversion Price will be represented by the official price of the takeover and/or exchange offer;

(b)	in the event that, from the Issue Date of the First Tranche and prior to the Conversion Date, an Investment Round occurs, a discount equal to 10% of the price of the Shares actually applied in the subscription and payment of the portion of the capital increase relating to the Investment Round which resulted in the aggregate amount of the Investment Round of Euro 50,000,000.00 being reached or exceeded will be applied to the Early Conversion Price.

In no event shall the Conversion Price exceed the amount of USD 17.64 per Share.

12.	Conversion Ratio

Subject to the provisions of Article 10 below, on the Conversion Date each Mandatory Convertible Bond shall be allotted a number of Compendium Shares calculated according to the following formula (the “Conversion Ratio”):

Cs = (Nv+I) /Conversion Price

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where:

“Cs” means the number of Compendium Shares to which each Mandatory Convertible Bond is entitled upon conversion;

“Nv” means the Nominal Value of each Mandatory Convertible Bond;

“I” means (if the Issuer decides to pay interest in kind pursuant to Article 5 above) the amount of interest accrued and capitalized on each Mandatory Convertible Bond, pursuant to Article 5 above, from the Issue Date (inclusive) until the Conversion Date.

In the event that, on the basis of the Conversion Ratio, the Bondholder is entitled to a non-integral number of Compendium Shares, the Issuer shall pay the difference, if any, in cash, in accordance with Article 11 below.

In no event shall the application of the Conversion Ratio result in the allotment of a number of Compendium Shares representing an interest in the share capital of the “Issuer” on the Conversion Date in excess of 29%.

13.	Adjustment of Conversion Ratio as a result of extraordinary transactions

If, in the period between the Issue Date and the Conversion Date, the Issuer:

(a)	carry out capital increases for cash or proceed to the issue of bonds convertible into shares, share warrants or similar instruments, offered in option to the Issuer’s shareholders and/or other entitled parties, including in the event that the Issuer carries out the Investment Round in option to shareholders, where offered in option, such option right shall also be attributed proportionally under the same terms and conditions and in concurrence with the Issuer’s shareholders, to the Bondholder on the basis of the Conversion Ratio;

(b)	makes a reverse stock split or split of shares, the Conversion Ratio will be proportionally modified with a consequent increase or decrease in the number of Compendium Shares;

(c)	carries out a free capital increase by issuing new shares, the Conversion Ratio will be changed in proportion to the capital increase, resulting in an increase in the number of Compendium Shares;

(d)	capital increase free of charge by increasing the nominal value per share or a capital reduction by reducing the nominal value of the shares as a result of losses, the Conversion Ratio shall not be changed and the number of Compendium Shares shall not be affected, but, also in order to maintain the equity rights unchanged, the nominal value per share of the Compendium Shares shall be adjusted in accordance with that of the outstanding shares;

(e)	merger into or with another company (except in the case of a merger where the Issuer is the incorporating company), as well as in the case of a demerger (except in the case where the Issuer is the beneficiary company), without prejudice to the right of the Bondholders to proceed with early conversion pursuant to Article 2503-bis, paragraph 2, of the Italian Civil Code, the Conversion Ratio shall be modified so as to guarantee the Bondholder the right to receive a number of Compendium Shares, or of the companies resulting from the merger or demerger, equivalent to the number of Compendium Shares that would have been allotted to each Bond on the basis of the Conversion Ratio, had the Bond been converted into Compendium Shares before the effective date of the merger or demerger;

(f)	voluntary capital reduction by cancellation of shares, the Conversion Ratio shall not be modified;

(g)	distribution of extraordinary dividends or reserves (for the sake of clarity, ordinary dividends distributed upon the approval of the annual financial statements out of the year’s profits or retained earnings shall not be qualified as such), the Conversion Ratio shall be modified in proportion to the amount corresponding to the pecuniary value of what would have accrued to the Bondholder in the context of the distribution of extraordinary dividends or reserves.

In any case, if in the period between the issue date of the MCL and the Conversion Date, the Issuer resolves and implements the above or other extraordinary transactions on its capital other than those considered in the previous paragraphs, or events of any kind occur that result in dilution or concentration of capital, the Issuer and the Bondholders shall agree in good faith adjustments of the Conversion Ratio and of the number of Compendium Shares according to generally accepted methods, in compliance with the laws and regulations in force and in any case in such a way as to respect the rights of the Bondholders, without prejudice to the provisions in relation to the Bondholders’ rights under this Regulation.

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If an adjustment to the Conversion Ratio requires, pursuant to the following provisions, that the Issuer changes the number of, or issues, additional Compendium Shares, the Issuer will take all corporate action, to the extent permitted by applicable law, necessary to ensure that the number of Compendium Shares to be issued upon exercise of a Conversion is increased so that Bondholders can convert the Mandatory Convertible Bonds on the basis of the adjusted Conversion Ratio.

The Issuer will notify the Bondholder of the occurrence of any event that may require an adjustment of the Conversion Ratio as well as the new Conversion Ratio as modified as a result of such adjustment.

If, notwithstanding the Issuer has made all reasonable endeavours, the Additional Compendium Shares cannot be issued, the Issuer may, at its sole discretion, transfer to the Bondholders treasury shares in a number equal to the Additional Compendium Shares or shall promptly pay to the Bondholders, upon conversion, the Cash Consideration for the Additional Compendium Shares that would have been issued on the basis of the Conversion Ratio as amended.

To the extent permitted by applicable law, in connection with any adjustment of the Conversion Ratio pursuant to this Article, if the Conversion Ratio as determined is not an integer multiple of 0.001, it shall be rounded down to the nearest integer multiple of 0.001.

No Conversion Ratio adjustment will take place in the following events:

a)	paid-up capital increase with the exclusion of pre-emptive rights pursuant to Article 2441 of the Civil Code or the issue of bonds convertible into shares, warrants on shares or other similar instruments offered for subscription with the exclusion of pre-emptive rights pursuant to the same Article 2441 of the Civil Code;

b)	free capital increase without issuance of new shares;

c)	stock incentives for directors, employees or former employees, including through stock options;

d)	incorporation of another company into the Issuer; and

e)	demerger where the Issuer is the beneficiary company.

14.	Fractions

If, on the basis of the Conversion Ratio, the Bondholder is entitled, upon conversion of one or more of the Mandatory Convertible Bonds held, having regard in any case to the total amount of the Nominal Value of the same, to a non-whole number of Compendium Shares the Issuer shall deliver Compendium Shares up to the amount of the whole number rounded down and shall pay to the Bondholder the cash equivalent, rounded up to the nearest euro cent, of the fractional part multiplied by the Conversion Price.

15.	Financial Advisor

The Issuer and the Bondholder undertake to accept the engagement text to be submitted to them by the Financial Advisor and each Party undertakes to ensure that such text is submitted in a reasonably timely manner to enable the Bondholder to confirm that the content thereof is, to the extent necessary, in accordance with the procedures applicable to the Bondholder in relation to the identification of the Financial Advisor. In addition, the Issuer undertakes to allow the Financial Advisor access to any documents reasonably necessary for the purposes of determining Fair Market Value.

The Financial Advisor shall determine the Fair Market Value (the “Financial Advisor Determination”) and, if necessary or appropriate, shall provide appropriate support to the Issuer in connection with the determination of the adjustments according to the criteria provided for in Article 13.

The Financial Advisor’s Determination shall be communicated to the parties and the Conversion and Calculation Agent within 30 (thirty) Business Days from the day of its receipt. Should the Financial Advisor not be provided with the documents requested by the same, the term shall be considered as suspended and shall start again from the day in which the aforementioned documents are made available to the Financial Advisor and the same is allowed, if requested, access to the Company’s offices.

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The determination of the Financial Advisor - who shall act as arbitrator pursuant to Articles 1473 and 1349, paragraph 1, of the Civil Code - shall be neither discretionary nor fair, but shall be based exclusively on this Regulation and reasonably motivated. The Financial Advisor’s conclusions shall be final and binding, except in cases of wilful misconduct or manifest error, on the Issuer and the Bondholder and shall supplement their respective contractual wills.

The Financial Advisor’s fees and costs will be borne by the Company.

16.	Conversion and Calculation Agent

The Issuer, within 60 Business Days from the date of adoption of these Regulation, with a specific agreement, the content of which must be considered substantially and formally satisfactory to the Bondholder at its absolute discretion (the “Mandate”) shall entrust [•] (the “Conversion and Calculation Agent”), for the entire duration of the MCL (in accordance with the provisions of Article 4), with the task of taking care of the fulfilments relating to the management of the conversion of the Mandatory Convertible Bonds into Compendium Shares, as well as the early conversion of the Mandatory Convertible Bonds (in the case provided for in Article 8) and the task of carrying out the verifications and calculations relating to the Mandatory Convertible Bonds as provided for in this Regulation.

The Conversion and Calculation Agent shall notably:

(a)	calculate the Conversion Price in accordance with Article 11;

(b)	determine, on the basis of the Conversion Ratio, the number of Compendium Shares to which the Bondholder is entitled in the event of redemption of the Mandatory Convertible Bonds by conversion into Compendium Shares (Articles 7 and 8);

(c)	determine the adjustments of the Conversion Ratio in the event of the occurrence of one of the events provided for in Article 13 above, in the manner provided for therein.

The Conversion and Calculation Agent shall act independently and with independent judgment and, therefore, its determinations made pursuant to this Regulation shall (except in cases of fraud or gross negligence) be considered final and binding on the Issuer and the Bondholder.

A copy of the Mandate will be available, without charge to the Bondholder, at the offices of the Issuer and the Conversion and Calculation Agent.

The Mandate will have a duration equal to the duration of the MCL as stipulated in Article 4 above.

In the event of early termination of the Mandate for any reason or cause whatsoever, the Issuer shall: (i) appoint a new Conversion and Calculation Agent no later than 5 (five) Business Days after the cause for early termination of the Mandate has occurred; and (ii) provide timely written notice to the Bondholder of the early termination of the Mandate and the appointment of the new Conversion and Calculation Agent].

17.	Transfer of the Mandatory Convertible Bonds and the Compendium Shares. Restrictions pursuant to U.S. Securities Laws

The Mandatory Convertible Bonds (and the related obligations, rights and relationships) owned by the Investor, as original subscriber on the Issue Date, may not be transferred, either in whole or in part.

The Compendium Shares, once issued, will be subject to lock-up for the period of two years, subject to the different term provided below and therefore during this period the Investor may not assign, transfer or otherwise dispose of the Compendium Shares without Genenta’s consent. The Compendium Shares issued in the event of mandatory early conversion, upon the occurrence of a Change of Control or an Investment Round will be subject to a lock-up period of one year.

In any event, it should be noted that the Mandatory Convertible Bonds have not been, and the Compendium Shares issued in exercise of the conversion of the Mandatory Convertible Bonds will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under the U.S. Securities Laws of any state of the United States. Pursuant to the applicable restrictions on transferability set forth above, such securities may not be transferred, sold, offered for sale, pledged or hypothecated: (A) in the absence of: (1) an effective registration statement filed under the Securities Act; (2) an exemption or other exception under the Securities Act and such other “U.S. Securities Laws” as may be applicable; or (3) the making available to the Company of a legal opinion reasonably satisfactory to the Company certifying that such registration is not required; and (B) within the United States or to - or for the account or benefit of - a so-called “U.S. person” (as each such term is defined in Rule 902 of Regulation S under the Securities Act) during the 40 days following the consummation of the purchase of the Mandatory Convertible Bonds. Any attempt to transfer, sell, pledge or hypothecate such securities in violation of these restrictions shall be void.

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18.	Bondholders’ Representative

In case of no single Bondholder, the provisions of Articles 2415 et seq. of the Italian Civil Code shall apply.

19.	Taxation

Proceeds relating to the Mandatory Convertible Bonds as well as capital gains from the sale of the Mandatory Convertible Bonds will be subject to the taxation regime in force from time to time.

20.	Notices

All notices contemplated or permitted by this Regulation shall be made in the Italian language and in writing, by registered letter with acknowledgement of receipt or hand-delivered letter, or by e-mail, confirmed by a subsequent registered letter with acknowledgement of receipt or by hand-delivered letter or by written confirmation also by e-mail message from the addressee.

Any notices and communications required or permitted by this Regulation shall be addressed to the Bondholder.

21.	Governing law and jurisdiction

The MCL and this Regulation are governed by Italian law.

For any dispute connected with the Mandatory Convertible Bonds or with this Regulation, the Court of Milan shall have exclusive jurisdiction.

22.	Various

Ownership of the Mandatory Convertible Bonds implies full acceptance of all the conditions set forth in this Regulation. For matters not expressly regulated in this Regulation, the provisions of the law shall apply.

Without the need for the prior consent of the Bondholder, the Issuer may make such amendments to this Regulation as it deems necessary or even only advisable for the purpose of removing material errors, ambiguities or inaccuracies in the text of a technical nature or required by law, provided that such amendments do not affect the rights and interests of the Bondholder and are solely for the benefit of the Bondholder. Any changes shall be promptly notified to the Bondholder in the manner provided for in Article 20.

Any reference to a “day” or to a number of “days” shall be construed as a reference to a calendar day or to a number of calendar days; notwithstanding the provisions of the last paragraph of Article 2963 of the Italian Civil Code, if any act or performance is to be performed, pursuant to this Regulation, on or by a specific calendar day and such day is not a Business Day such act or performance shall be performed on the first Bank Business Day immediately thereafter.

Any reference to a “month” or a “year” shall be construed as a reference to a period beginning on a given day of a calendar month and ending on the numerically corresponding day of the following calendar month or year, respectively, or, if such day is not a Bank Business Day, on the immediately following Bank Business Day, subject in any event to the provisions of the last paragraph of Article 2963 of the Italian Civil Code.

Unless the context excludes it, any reference to a rule, law, decree, regulation, measure or provision, or to acts and contracts, shall be construed as a reference to such rule, law, decree, regulation, measure, provision, act or contract as in force from time to time even after subsequent amendments or additions.

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